Exhibit 14.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees

of Federated Equity Funds

and

To the Board of Trustees

of Federated Global Allocation Fund:

We consent to the use of our report, dated December 21, 2018, with respect to the financial statements of Federated Absolute Return Fund, a portfolio of Federated Equity Funds, as of October 31, 2018 and for each of the years presented therein, and to the use of our report, dated January 23, 2019, with respect to the financial statements of Federated Global Allocation Fund as of November 30, 2018 and for each of the years presented therein, each incorporated herein by reference and to the reference to our firm under the heading “Financial Highlights” in the prospectus / proxy statement filed on Form N-14.

/s/ KPMG

Boston, Massachusetts

January 31, 2019